EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Stockholder and Board of Directors
Vermont Electric Power Company, Inc. as Manager of Vermont Transco LLC:

We consent to the use of our report dated March 3, 2009, with respect to the balance sheets of Vermont Transco LLC as of December 31, 2008 and 2007, and the related statements of income, changes in members’ equity, and cash flows for the years ended December 31, 2008 and 2007 and the period from June 30, 2006 (date of inception) to December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Burlington, Vermont
November 5, 2009